Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         AGREEMENT dated as of January 20, 2005 (the "Agreement"), between CORPORATE ROAD SHOW.COM INC., a New York corporation ("CRS-NY"), and CRS DELAWARE, INC., a Delaware corporation ("CRS-DE") (CRS-NY and CRS-DE are sometimes referred to herein collectively as the "Constituent Corporations").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, CRS-DE was incorporated in the State of Delaware on January 14, 2005, and is a wholly-owned subsidiary of CRS-NY; and

         WHEREAS, the respective Boards of Directors of CRS-NY and CRS-DE each believes that it is in the best interest of CRS-NY and its stockholders to reincorporate in the State of Delaware by merging with and into CRS-DE pursuant to this Agreement; and

         WHEREAS, the respective Boards of Directors of CRS-NY and CRS-DE have approved this Agreement and the Merger (as defined below) and recommended that the stockholders of CRS-NY approve and adopt this Agreement and the Merger.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and undertakings herein given and other good and valuable consideration, the parties hereto agree, in accordance with the applicable provisions of the New York Business Corporation Law (the "NYBCL") and the Delaware General Corporation Law (the "DGCL"), respectively, which permit such merger, CRS-NY will merge with and into CRS-DE, at the Effective Time (as defined below) (the "Merger"), and that the terms and conditions of the Merger hereby agreed to shall be as hereinafter set forth:

                                   ARTICLE I

                            PRINCIPAL TERMS OF MERGER

     Section 1.01 Merger. At the Effective Time, CRS-NY shall merge with and into CRS-DE, with CRS-DE surviving as a Delaware corporation under the name "Rexahn Pharmaceuticals, Inc." (the "Surviving Corporation"), provided that this Agreement has not been terminated pursuant to Section 4.04.

     Section 1.02 Effective Time of Merger. The Merger shall become effective as of the completion of all filing requirements specified in Sections 4.05 and 4.06, and such date and time is hereinafter referred to as the "Effective Time".

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                                   ARTICLE II

               CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS

     Section 2.01 Certificate of Incorporation. The Certificate of Incorporation of CRS-DE in effect at the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, to remain unchanged until amended as provided by law.

     Section 2.02 By-Laws. The By-Laws of CRS-DE in effect at the Effective Time of the Merger shall be the By-Laws of the Surviving Corporation, to remain unchanged until amended as provided by law.

     Section 2.03 Directors. The members of the Board of Directors of CRS-NY prior to the Effective Time shall thereafter be the members of the Board of Directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by law.

     Section 2.04 Officers. The officers of CRS-NY immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                       EXCHANGE AND CANCELLATION OF SHARES

     Section 3.01 Exchange and Issuance. At the Effective Time of the Merger, all issued and outstanding shares of CRS-NY common stock, par value $.0001 per share (the "Old Common Stock"), shall be canceled and the corporate existence of CRS-NY, shall cease. Shares of common stock, par value $.0001 per share (the "New Common Stock"), of CRS-DE shall be issued to the stockholders of CRS-NY as a result of the Merger as herein provided.

     Section 3.02 The Surviving Corporation Stock. Each share of Old Common Stock which is issued and outstanding prior to the Effective Time of the Merger shall be converted into one share (after giving effect to the Reverse Stock Split (as defined below)), or in lieu of effecting the Reverse Stock Split, one one-hundredth of a share, of New Common Stock and, from and after the Effective Time of the Merger, the holders of all of said issued and outstanding shares of Old Common

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     Stock shall automatically be and become holders of shares of New Common
     Stock upon the basis above specified, whether or not certificates representing said shares are then issued and delivered.

     Section 3.03 Cancellation of Old Common Stock. After the Effective Time of the Merger, each holder of record of any outstanding certificate or certificates theretofore representing shares of Old Common Stock ("Old Certificates") will be instructed on how to surrender the Old Certificates to the Company's transfer agent, and receive in exchange therefor a certificate or certificates representing the number of shares of New Common Stock calculated on the basis described in this Article III. Until so surrendered, each outstanding Old Certificate which, prior to the Effective Time of the Merger, represented one or more shares of Old Common Stock shall be deemed for all corporate purposes to evidence ownership of a number of shares of New Common Stock calculated on the basis described in this Article III. Upon the surrender of an Old Certificate or Old Certificates representing shares of Old Common Stock, the proper officers of the Surviving Corporation shall cancel said Old Certificate or Old Certificates.

     Section 3.04 No Fractional Shares. Upon the exchange, in lieu of issuing certificates for fractional shares, fractional shares will be rounded up to one whole share, and a record holder entitled to receive a fractional share will receive one whole share of New Common Stock.

                                   ARTICLE IV

                             CONDITIONS; TERMINATION

     Section 4.01 Submission to Vote of Stockholders. This Agreement shall be submitted to the stockholders of CRS-NY, as provided by applicable law, and shall take effect, and be deemed to be the Agreement and Plan of Merger of the Constituent Corporations, upon the approval or adoption thereof by said stockholders of CRS-NY in accordance with the requirements of the NYBCL.

     Section 4.02 Amendment of Charter and By-Laws. Prior to the Effective Time of the Merger, the Certificate of Incorporation of CRS-DE will be amended and restated in the form set forth in Exhibit A hereto and the By-laws of CRS-DE will be amended and restated in the form set forth in Exhibit B hereto.

     Section 4.03 Reverse Stock Split. The stockholders of CRS-NY shall have approved the Reverse Stock Split in accordance with the requirements of the NYBCL and the Reverse Stock Split shall have been consummated, or in lieu

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     thereof, the merger exchange ratio described in Section 3.02 shall have been adjusted to one one-hundredth (1/100) of a share.

     Section 4.04 Termination of Agreement. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be abandoned by CRS-NY by an appropriate resolution of its Board of Directors at any time prior to the Effective Time of the Merger if such Board of Directors believes that the Merger is not in the best interests of CRS-NY.

     Section 4.05 Filing of Certificate of Merger in the State of New York. As soon as practicable after (i) the requisite stockholder approval referenced in Section 4.01 and (ii) the amendment and restatement of the Certificate of Incorporation and By-laws of CRS-DE referenced in Section 4.02, a Certificate of Merger to effectuate the terms of this Agreement shall be executed and signed on behalf of each of the Constituent Corporations and thereafter delivered to the Department of State (the "Department") of the State of New York for filing and recording in accordance with applicable law, unless this Agreement has been terminated pursuant to Section 4.04.

     Section 4.06 Filing of Certificate of Merger in the State of Delaware. As soon as practicable after (i) the requisite stockholder approval referenced in Section 4.01 and (ii) the amendment and restatement of the Certificate of Incorporation and By-laws of CRS-DE referenced in Section 4.02, a Certificate of Merger to effectuate the terms of this Agreement shall be executed by each of the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Delaware for filing and recording in accordance with applicable law, unless this Agreement has been terminated pursuant to Section 4.04.

                                   ARTICLE V

                                EFFECT OF MERGER

     Section 5.01 Effect of Merger. At the Effective Time of the Merger, the Constituent Corporations shall be a single corporation, which shall be CRS-DE, and the separate existence of CRS-NY shall cease except to the extent provided by the laws of the States of New York and Delaware. CRS-DE shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of both a public and private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of, or belonging to, or due to each of the Constituent Corporations, shall be taken and deemed to be vested in CRS-DE without further act or deed;

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     and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. CRS-DE shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger. CRS-DE shall assume any stock option or similar employee benefits plan of CRS-NY, and all contractual rights of CRS-NY for the issuance of shares of Old Common Stock, and such issuances or reserves for issuances shall be of shares of New Common Stock on an as-converted basis as set forth in Section 3.01.

                                   ARTICLE VI

                            POST-MERGER UNDERTAKINGS

     Section 6.01 Service of Process. CRS-DE hereby agrees that it may be served with process within the State of New York in any proceeding for the enforcement of any obligation of CRS-NY and in any proceeding for the enforcement of the rights of any dissenting stockholder of CRS-NY.

     Section 6.02 Authorization of Service of Process. CRS-DE hereby authorizes service of process on it pursuant to Section 6.01 by registered or certified mail return receipt requested to its principal office as set forth in the Certificate of Merger to be filed pursuant to Section 4.05 or as changed by notice to the Department.

                                  ARTICLE VII

                                  MISCELLANEOUS

     Section 7.01 Reverse Stock Split. "Reverse Stock Split" shall mean the conversion of each outstanding share of common stock, par value $.0001 per share, of CRS-NY into one one-hundredth (1/100) of a share of common stock, par value $.0001 per share, of CRS-NY, without affecting the authorized number of shares.

     Section 7.02 Further Actions. Each of the Constituent Corporations shall take or cause to be taken all action, or do, or cause to be done, all things necessary, proper or advisable under the NYBCL and the DGCL to consummate

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     and make effective the Merger following approval of the Merger by the stockholders of CRS-NY in accordance with the NYBCL and the DGCL.

     Section 7.03 Amendments. At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval), if authorized by their respective Board of Directors, the parties hereto may, by written agreement, amend or supplement any of the provisions of this Agreement. Any written instrument or agreement referred to in this section shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of each of the Constituent Corporations by an officer of the appropriate Constituent Corporation.

     Section 7.04 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.



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

         IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement and Plan of Merger to be executed by an authorized officer of each party hereto as of the date above first written.

                                        CRS DELAWARE, INC.
                                        (a Delaware corporation)

                                        By: /s/ Cheong Chah
                                           -----------------------------
                                           Name:  Cheong Chah
                                           Title: President


                                        CORPORATE ROAD SHOW.COM INC.
                                        (a New York corporation)

                                        By: /s/ Frank Ferraro
                                           -----------------------------
                                           Name:  Frank Ferraro
                                           Title: President


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